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                                                                    Exhibit 99.1
                                                                   -------------


Contacts:    Jennifer Cyrs                  John F. J. Sullivan
             Davox Corporation              Sterling Hager, Inc.
             (978) 952-0882                 (617) 926-6665 ext. 236
             jcyrs@davox.com                jsullivan@sterlinghager.com


FOR IMMEDIATE RELEASE
---------------------

     John J. Connolly to Remain as Vice President Finance and CFO of Davox

WESTFORD, Massachusetts, March 15, 1999   Davox Corporation (NASDAQ: DAVX), a
leading developer of call management software, announced today that John J. Connolly has agreed to remain with the company as vice president finance and chief financial officer. On March 4, Mr. Connolly had announced that he would leave the company at month's end to pursue a senior financial management opportunity with a privately held company.

"Some things transcend business," said Connolly, explaining his desire to remain with the company. "A number of factors influenced my decision, including my respect for the team of professionals at Davox, my commitment to my work, as well as my long-standing relationship with Al Lucchese."

"I am elated by John's decision to remain with the company," said Davox Chairman and Chief Executive Officer Alphonse M. Lucchese. "The work that John and I set out to accomplish here over four years ago is incomplete. I, along with the entire management team, look forward to working with John on the many opportunities that lie ahead for Davox, including our recently announced Ensemble(tm) integrated call center suite."

Davox Corporation provides complete Allbound(tm) solutions to mission-critical call centers through superior and proven enabling technologies, services, and support. These solutions combine open system, client/server, and relational database architecture with application development expertise and the highest commitment to customer satisfaction. Davox solutions help companies improve the quality of their customer contacts through superior account service, enhanced employee productivity, and more effective methods for integrating and managing their internal resources. For further information, please visit the Davox web site at www.davox.com.

Note: Davox is a registered trademark and Allbound and Ensemble are trademarks of Davox Corporation. All other trademarks are the property of their respective owners.